Exhibit 99.1

Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Boulevard Richmond, CA 94804 510-970-6000 ● 510-236-8951(Fax)
SANGAMO BIOSCIENCES ANNOUNCES LICENSE AGREEMENT FOR THE USE OF ZFP TECHNOLOGY FOR GENERATION OF TRANSGENIC ANIMALS
Richmond, Calif., April 7, 2008 – Sangamo BioSciences, Inc. (Nasdaq: SGMO) today announced that it had entered into a License Agreement with Open Monoclonal Technologies (OMT), a private company based in Palo Alto, California. Under this agreement, Sangamo will provide a non-exclusive, worldwide license to OMT for the commercial use of transgenic animals generated using Sangamo’s proprietary zinc finger DNA–binding protein (ZFP) technology. OMT will pay Sangamo an upfront license fee, payments upon the achievement of certain clinical development milestones, a share of payments received by OMT from sublicensees, and royalties on sales of any products developed using Sangamo’s ZFP technology. For any given OMT Product, OMT has the right to buy out its future royalty payment obligations under the Agreement by paying a lump sum fee to Sangamo.
“Our ZFP Nuclease (ZFN) platform addresses a major problem that has long hampered the development of transgenic models in species other than mice,” said Philip Gregory, Sangamo’s vice president of research. “Site specific manipulation of the mouse genome via gene targeting revolutionized biology and enabled the generation of mouse cell-lines and transgenic mouse models of human disease. However, until now, and the application of ZFNs, genomes of other species could not be efficiently modified in a site specific manner. The frequency and precision of ZFN-mediated genome editing, in combination with the ability to design ZFNs against potentially any gene, opens up the potential to more easily generate transgenic animals of any species.”
“We are pleased to provide OMT with a non-exclusive, commercial license to use transgenic animals generated using our ZFN technology,” said Edward Lanphier, Sangamo’s president and chief executive officer. “There is growing appreciation of the value of our technology as a rapid, reliable and highly specific tool to modify genes in eukaryotic cells and even whole organisms. As this increases we believe that there will be numerous applications of the technology in the generation of a variety of transgenic species as models of human disease and for drug development. ”
ZFPs are the dominant class of naturally occurring transcription factors in organisms from yeast to humans. Transcription factors, which are found in the nucleus of every cell, bind to DNA to regulate gene expression. Though there are many kinds of transcription factors, only ZFPs are amenable to engineering and precise targeting to a particular gene or genes of interest. ZFNs are engineered forms of ZFPs that also contain a nuclease component, which can induce modification of a target gene of interest.
About Sangamo BioSciences, Inc.
Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP TherapeuticTM development program is currently in Phase 2 clinical trials for evaluation of safety and clinical effect in patients with diabetic neuropathy. Phase 1 clinical trials are ongoing to evaluate a ZFP Therapeutic for peripheral artery disease. Other therapeutic development programs are focused on HIV/AIDS, neuropathic pain, cancer, nerve regeneration, ischemic heart disease and monogenic diseases. Sangamo’s core competencies enable the engineering of a class of DNA-binding proteins known as

Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Boulevard Richmond, CA 94804 510-970-6000 ● 510-236-8951(Fax)
zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFTM) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFNTM) for therapeutic gene modification as a treatment for a variety of monogenic diseases, such as X-linked SCID and hemophilia, and for infectious diseases, such as HIV. Sangamo has established several Enabling Technology Agreements with companies to apply its ZFP Technology to enhance the production of protein pharmaceuticals. Research at Sangamo is partially funded by an Advanced Technology Program (ATP) grant awarded by the National Institute of Standards and Technology (NIST). For more information about Sangamo, visit the company’s web site at http://www.sangamo.com/.
This press release may contain forward-looking statements based on Sangamo’s current expectations. These forward-looking statements include, without limitation, references to the payment of fees and royalties under the license agreement, development of transgenic species, and the application of Sangamo’s ZFP technology in the development of transgenic animals as models of human disease and for drug development. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo’s ability to develop commercially viable products and technological developments by our competitors. See the company’s SEC filings, and in particular, the risk factors described in the company’s Annual Report on Form 10-K and its most recent 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.
Contact
Sangamo BioSciences, Inc.
Elizabeth Wolffe, Ph.D.
510-970-6000, x271
ewolffe@sangamo.com
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